Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-224731) pertaining to the Inspire Medical Systems, Inc. 2018 Incentive Award Plan, the Inspire Medical Systems, Inc. 2007 Stock Incentive Plan, as amended, the Inspire Medical Systems, Inc. 2017 Stock Incentive Plan, as amended, and the Inspire Medical Systems, Inc. 2018 Employee Stock Purchase Plan of our reports dated February 26, 2019, with respect to the financial statements of Inspire Medical Systems, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young

Minneapolis, Minnesota
February 26, 2019